Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 28, 2017 (August 10, 2017 as to Note 18) relating to the consolidated financial statements and financial statement schedule of Great Lakes Dredge & Dock Corporation and subsidiaries (the “Company”) appearing in the Company’s Current Report on Form 8-K dated August 10, 2017, and our report on the effectiveness of the Company’s internal control over financial reporting dated February 28, 2017, appearing in the Annual Report on Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

August 10, 2017